As filed with the Securities and Exchange Commission on December 17, 2004

                                                      Registration No. 333-46910

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                             HAUPPAUGE DIGITAL INC.
             (Exact name of registrant as specified in its charter)

                  Delaware                           11-3227864
                  (State or jurisdiction of          (I.R.S. Employer
                  incorporation or organization)     Identification Number

                                 91 Cabot Court
                            Hauppauge, New York 11788
                                 (631) 434-1600
                    (Address of principal executive offices)

               Hauppauge Digital Inc. Employee Stock Purchase Plan
                              (Full title of plan)

                               Mr. Kenneth Plotkin
                            Chairman of the Board and
                             Chief Executive Officer
                             Hauppauge Digital Inc.
                                 91 Cabot Court
                            Hauppauge, New York 11788
                     (Name and address of agent for service)

                                 (631) 434-1600
          (Telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:
                            Herbert W. Solomon, Esq.
                   Meltzer, Lippe, Goldstein & Breitstone, LLP
                                190 Willis Avenue
                             Mineola, New York 11501
                                 (516) 747-0300
                               Fax (516) 747-0653

                                                     Proposed          Proposed
Title of                   Amount                    maximum           price maximum             Amount of
securities to              to be                     offering price    aggregate                 registration
be registered              registered(a)(b)          per share(c)      offering price(c)         fee(c)
-------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01
per share                  260,000                   $5.45             $436,000                  $56.00
-------------------------------------------------------------------------------------------------------------

(a) Includes 180,000 shares of the Registrants' common stock, par value $.01 per share (the "Common Stock") of which 100,000 shares were registered in the original registration statement filed September 29, 2000 and 80,000 shares added in a Post-Effective Amendment No. 1 filed December 4, 2002. In addition, includes 80,000 additional shares which are being added in this Post-Effective Amendment No. 2. The Employee Stock Purchase Plan (the "Plan") for 100,000 shares was approved and adopted by Hauppauge Digital Inc.'s (the "Company" or "Registrant") board of directors on May 9, 2000 and approved by the Company's shareholders on July 18, 2000. On September 6, 2002 the shareholders of the Company approved a resolution by the board of directors, adopted on May 1, 2002, increasing the number of shares under the Plan to 180,000 shares and extending the effective date of the Plan from December 31, 2003 to December 31, 2004. On September 27, 2004 the shareholders of the Company approved a resolution by the board of directors adopted on July 21, 2004, increasing the number of shares under the Plan to 260,000 and extending the effective date of the Plan to December 31, 2006. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(b) The registration statement shall also cover any additional shares of the Registrant's Common Stock issued pursuant to the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transactions effective without the receipt of consideration which results in an increase in the Registrant's outstanding shares of Common Stock.

(c) Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based upon the closing price of the Common Stock as reported on the NASDAQ National Market on December 14, 2004. The registration fee is being paid solely with respect to the additional 80,000 shares being registered hereunder and the aggregate offering price and amount of registration fee is set forth only for such 80,000 additional shares. A registration fee of $184.90 was previously paid with respect to the 180,000 shares previously registered and such fees heretofore paid are not included in this table.

                   STATEMENT PURSUANT TO GENERAL INSTRUCTION E

Incorporation by Reference of Previous Registration Statement.

      Pursuant to General Instruction E of Form S-8, the Registrant is filing this registration statement with the Securities and Exchange Commission (the "Commission") to register an additional 80,000 shares of the Registrant's Common Stock, under the Plan. Pursuant to General Instruction E, the contents of the Registrant's registration statement on Form S-8 (File No. 333-46910) filed on September 29, 2000, as amended by Post-Effective Amendment No. 1, are hereby incorporated by reference into this registration statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed by the Registrant with the Commission are incorporated herein by reference:

      (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's document referred to in (a) above; and

      (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, dated January 4, 1995, including any amendments thereto or reports filed for the purpose of updating such description.

      All documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

      Item 6. Indemnification of Directors and Officers

      Section 145(a) of the Delaware General Corporation Law provides, in relevant part, that the Company may indemnify its directors and officers in the circumstances therein provided.

      Article SEVENTH of the Company's Certificate of Incorporation, as amended, provides:

      No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

      Article X of the Company's bylaws, as amended, provides the following:

      The corporation shall indemnify any person made, or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of his being or having been a director or officer of the corporation, or of any other corporation which he served as such at the request of the corporation, against the reasonable expenses including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have been guilty of negligence or misconduct in the performance of his duty to the corporation.

      The corporation shall indemnify any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil, criminal, administrative or investigative brought to impose a liability or penalty on such person for an act alleged to have been committed by such person in his capacity of director or officer of the corporation, or of any other corporation which he served as such at the request of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding, or any appeal therein, if such director or officer acted in good faith in the reasonable belief that such action was in the best interests of the corporation, and in criminal actions or proceedings, without reasonable ground for belief that such action was unlawful. The termination of any such civil or criminal action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not in itself create a presumption that any such director or officer did not act in good faith in the reasonable belief that such action was in the best interests of the corporation or that he had reasonable ground for belief that such action was unlawful.

      Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation."

      The Registrant also maintains insurance policies which insures its officers and directors against certain liabilities.

      The foregoing discussions are necessarily subject to the complete text of the statute, the articles of incorporation, the by-laws and the terms of the insurance policies and are qualified in their entirety by reference thereto.

      Item 8. Exhibits

            4.1 Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed.)

            4.1.1 Amendment to Hauppauge Digital Inc.'s Employee Stock Purchase
                  Plan. (Previously filed.)

            4.1.2 Second Amendment to Hauppauge Digital Inc. Employee Stock
                  Purchase Plan.

            5.1 Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP as to the legality of the securities being offered.

            23.1 Consent of BDO Seidman, LLP with respect to financial statements of the Registrant.

            23.3  Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in Hauppauge, State of New York, on December 17, 2004.

Hauppauge Digital Inc.

By:                                             By:
/s/ Kenneth Plotkin                             /s/ Gerald Tucciarone
---------------------------------------         --------------------------------
Kenneth Plotkin, Chairman of the Board,         Gerald Tucciarone, Treasurer and
Chief Executive Officer, Vice-President         Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of the Company and in the capacities and as of the date indicated above.

                             By: /s/ Kenneth Plotkin
                                 --------------------------------------
                                 Kenneth Plotkin - Director

                             By:
                                 --------------------------------------
                                 Steven J. Kuperschmid - Director

                             By: /s/ Bernard Herman
                                 --------------------------------------
                                 Bernard Herman - Director

                             By: /s/ Robert S. Nadel
                                 --------------------------------------
                                 Robert S. Nadel - Director

                             By:
                                 --------------------------------------
                                 Christopher G. Payan - Director

                             By: /s/ Neal Page
                                 --------------------------------------
                                 Neal Page - Director

                             By: /s/ Seymour G. Siegel
                                 --------------------------------------
                                 Seymour G. Siegel - Director

                                  EXHIBIT INDEX

    Exhibit Number  Description
    --------------  -----------

         4.1        Hauppauge Digital Inc. Employee Stock Purchase Plan.
                    (Previously filed.)

         4.1.1 Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan. (Previously filed.)

         4.1.2 Second Amendment to Hauppauge Digital Inc. Employee Stock Purchase Plan

         5.1 Opinion of Meltzer, Lippe, Goldstein & Breitstone, LLP as to the legality of the securities being offered.

         23.1 Consent of BDO Seidman, LLP with respect to financial statements of the Registrant.

         23.3       Consent of Meltzer, Lippe, Goldstein & Breitstone, LLP.